United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2016

DIAMOND HILL INVESTMENT GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Ohio	000-24498	65-0190407
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

325 John H. McConnell Blvd., Suite 200, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (614) 255-3333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)
As previously disclosed in the Form 8-K filed on October 28, 2015 by Diamond Hill Investment Group, Inc. (the “Company”), as of the close of business on December 31, 2015, R. H. Dillon stepped down as Chief Executive Officer of the Company, and effective January 1, 2016, Christopher M. Bingaman, age 50, became the Company's Chief Executive Officer. Mr. Dillon will continue to serve as Chairman of the Company’s board of directors and as portfolio manager of Diamond Hill Capital Management, Inc., the Company's wholly-owned subsidiary ("DHCM"). The information set forth in Item 5.02 of the Company’s Form 8-K filed on October 28, 2015 is incorporated herein by reference.

Also on January 1, 2016, the Company awarded Mr. Bingaman 13,000 Performance Restricted Stock Units, which will vest in two equal installments subject to the satisfaction of certain performance-based criteria for the 2016 and 2017 fiscal years.

(e)
On January 1, 2016, Mr. Dillon and DHCM, entered into an Employment Agreement (the “Employment Agreement”). The previous employment agreement between the Company and Mr. Dillon expired on December 31, 2015, and DHCM and Mr. Dillon entered into the Employment Agreement to set forth the terms of his continued employment with DHCM as a portfolio manager. The Employment Agreement has a term of five years, subject to early termination. Mr. Dillon will receive an annual salary of $200,000 and will be eligible to receive an annual bonus using the same criteria as applicable to the other portfolio managers of DHCM. Mr. Dillon will also be entitled to an additional bonus based upon the net revenue of the operating division to which he provides his services under the Employment Agreement. If Mr. Dillon’s employment is terminated without cause, he will be entitled to one year’s base salary and a pro-rata portion of any incentive compensation.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Employment Agreement between Roderick H. Dillon Jr. and Diamond Hill Capital Management, Inc. dated January 1, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMOND HILL INVESTMENT GROUP, INC.

Date:	January 4, 2016	By:	/s/ Thomas E. Line
Thomas E. Line, Chief Financial Officer